Exhibit 99.1

Atlantic Union Bankshares Corporation Announces Transfer of Listing of Common Stock and Depositary Shares to the New York Stock Exchange

Richmond, Va., January 6, 2023 – Atlantic Union Bankshares (“Atlantic Union”) today announced that it is transferring the listing of its common stock and its depositary shares, each presenting a 1/400th interest in a share of its 6.875% Perpetual Non-Cumulative Preferred Stock, Series A to the New York Stock Exchange (“NYSE”) from The Nasdaq Stock Market LLC (“Nasdaq”). Atlantic Union’s common stock and depositary shares are expected to begin trading on the NYSE on Wednesday, January 18, 2023, under the current ticker symbols of “AUB” and “AUBAP,” respectively. The common stock and depositary shares are expected to continue to trade on Nasdaq until the close of market on Tuesday, January 17, 2023.

“We are excited to join the NYSE alongside many of the world’s most prestigious and well-regarded companies,” said John Asbury, President and CEO of Atlantic Union. “We believe that the NYSE is the right partner for Atlantic Union as we continue to build long-term value for our customers and shareholders.”

“We’re excited to welcome Atlantic Union to our NYSE community of icons and disruptors,” said John Tuttle, Vice Chairman, NYSE Group. “We look forward to working with the Virginia-based company for years to come.”

About Atlantic Union Bankshares Corporation

Headquartered in Richmond, Virginia, Atlantic Union Bankshares Corporation (Nasdaq: AUB, AUBAP) is the holding company for Atlantic Union Bank. Atlantic Union Bank has 114 branches and approximately 130 ATMs located throughout Virginia, and in portions of Maryland and North Carolina. Certain non-bank financial services affiliates of Atlantic Union Bank include: Atlantic Union Equipment Finance, Inc., which provides equipment financing; Atlantic Union Financial Consultants, LLC, which provides brokerage services; and Union Insurance Group, LLC, which offers various lines of insurance products.

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Contact:

Bill Cimino, Senior Vice President and Director of Investor Relations 804.448.0937